NIKE, INC.
RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Stock Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), the Company grants to the individual listed below (the “Participant”) the number of restricted stock units (“RSUs”) set forth below. The grant of RSUs obligates the Company to deliver one share of the Company’s Class B Common Stock (a “Share”) for each RSU upon vesting, subject to the terms and conditions of this agreement between the Company and the Participant (this “Agreement”). The Company also agrees that upon the vesting of each RSU, the Company will make a dividend equivalent cash payment with respect to such vested RSU in an amount equal to the total amount of dividends paid per Share for which the dividend record dates occurred after the Grant Date set forth below and before the date of delivery of the underlying Share (the “Dividend Equivalent Payment”). By accepting this RSU grant, the Participant agrees to all of the terms and conditions of the Plan, the Agreement and any Appendices included with the Agreement. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
1.    Grant Terms.

Grant Terms	Grant Details
Participant
RSUs
Grant Date
The RSUs will vest on the date(s) shown below with respect to the number of RSUs opposite such date(s):

Units	Vesting Dates

2.    Termination of Employment or Service. Except as provided in this Section 2, no RSUs will vest unless the Participant is employed by or in the service of the Company on the applicable vesting date and shall have been so employed or provided such service continuously since the Grant Date. For purposes of this Agreement, the Participant is considered to be employed by or in the service of the Company if the Participant is employed by or in the service of the Company or any parent or subsidiary corporation of the Company (an “Employer”). If the Participant’s employment or service with the Company terminates for any reason other than the reasons specified in the subsections below, all unvested RSUs shall terminate and be forfeited on the date of such termination.

a)
Death or Disability. If the Participant’s employment or service with the Company terminates because of death or total disability (within the meaning of Section 22(e)(3) of the Code), the RSUs shall immediately vest in full.

b)
Absence on Leave. Absence on leave or on account of illness or disability under rules established by the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) shall not be deemed an interruption of employment or service.

c)
Change in Control. In the event of a Change in Control, treatment shall be pursuant to the terms provided in the Plan, provided that “Good Reason” shall have the meaning provided in the Plan, except that:

i)
clause (A) of the “Good Reason” definition shall be replaced in its entirety with the following language: “the assignment of a different title, job or responsibilities that results in a material decrease in the level of responsibility of the award holder after Shareholder Approval, if applicable, or the Change in Control when compared to the award holder’s level of responsibility for the Company’s operations prior to Shareholder Approval, if applicable, or the Change in Control; provided that Good Reason shall not exist if the award holder continues to have the same or a greater general level of responsibility for Company operations after the Change in Control as the award holder had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company,” and

ii)
the following language shall be added to the end of the “Good Reason” definition: “Notwithstanding any provision in this Agreement or the Plan to the contrary, a termination of an employment or other service relationship by the award holder will not be for Good Reason unless (1) the award holder notifies the Company in writing of the existence of the condition that the award holder believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within thirty (30) days after the date that it receives such notice (the “Remedial Period”), and (iii) the award holder actually terminates the award holder’s employment or other service relationship within thirty (30) days after the expiration of the Remedial Period. If the award holder terminates his or her employment or other service relationship before the expiration of the Remedial Period or after the Company remedies the condition, then the award holder’s termination will not be considered to be for Good Reason.”
3.    Rights as a Shareholder. The Participant shall have no rights as a shareholder with respect to any RSU, whether vested or unvested, or any Share underlying such RSU, until the RSU vests and the Participant becomes the holder of record of the underlying Share. Except as explicitly provided in this Agreement or the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the Participant becomes the holder of record.
4.    Clawback. The Company may require the Participant to deliver or otherwise repay to the Company the RSUs and any Shares or other amount or property that may be issued, delivered or paid in respect of the RSUs, as well as any consideration that may be received in respect of a sale or other disposition of any such Shares or property, as follows:

a)
If, during the period of the Participant’s employment or service with the Company or an Employer (the “Employment Period”) or at any time thereafter, the Participant has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries or otherwise has breached any employee invention and secrecy agreement or similar agreement with the Company or any of its subsidiaries;

b)
If, during the Employment Period or at any time thereafter, the Participant has committed or engaged in an act of theft, embezzlement or fraud, breached any covenant not to compete or non-solicitation or non-disclosure agreement or similar agreement with the Company or any of its subsidiaries, or materially breached any other agreement to which the Participant is a party with the Company or any of its subsidiaries;

c)	Pursuant to any applicable securities, tax or stock exchange laws, rules or regulations relating to the recoupment or clawback of incentive compensation, as in effect from time to time;

d)
Pursuant to the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect on the Grant Date, or such other policy for clawback or recoupment of incentive compensation as may subsequently be approved from time to time by the Committee; or

e)
If, during the Employment Period or the one (1) year period thereafter (the “Restriction Period”), the Participant, directly or indirectly, owns, manages, controls or participates in the ownership, management or control of, or becomes employed by, consults for or becomes connected in any manner with, any business engaged anywhere in the world in the athletic footwear, athletic apparel or sports equipment, sports electronics/technology and sports accessories business or any other business that directly competes with the then-current existing or reasonably anticipated business of the Company or any of its parent, subsidiaries or affiliated corporations (a “Competitor”); the Company has the option, in its sole discretion, to elect to waive all or a portion of the Restriction Period or to limit the definition of Competitor.

5.    Delivery. Except as otherwise provided in the Plan or this Agreement, within 30 days after any of the RSUs become vested, the Company shall deliver to the Participant for each RSU that vested (a) one Share in either certificated form, uncertificated form or via book entry credit, and (b) the Dividend Equivalent Payment. Notwithstanding the foregoing, if (i) the Participant’s employment or service is terminated by the Company or Employer without Cause or the Participant’s employment or service is terminated by the Participant for Good Reason after Shareholder Approval but before a Change in Control and (ii) the Change in Control occurs within one year following such termination, such Shares and the Dividend Equivalent Payment shall be delivered simultaneously with the closing of the Change in Control such that the Participant will participate as a shareholder in receiving proceeds from such transaction with respect to those Shares.
6.    Nontransferability. The RSUs are nonassignable and nontransferable by the Participant, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Participant’s domicile at the time of death.
7.    Responsibility for Taxes.

a)
The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant even if technically due by the Company or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or any Dividend Equivalent Payment, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

b)
The Participant shall, immediately upon notification of the amount due, if any, pay to the Company by wire transfer, or irrevocably instruct a broker to pay from stock sales proceeds, amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of vesting or settlement of any RSUs or as a result of the disposition of Shares acquired pursuant to the vesting of any RSUs) beyond any amount deposited before delivery of the Shares, the Participant shall pay such amount to the Company, by wire transfer, on demand. If the Participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Participant, including salary, subject to applicable law.

8.    Changes in Capital Structure. If the outstanding Shares are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the unvested RSUs so that the Participant’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.
9.    Electronic Delivery/Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. If the Participant does not complete the on-line or electronic acceptance process, the Participant will be deemed to have accepted the RSUs and have agreed to the terms provided in the Plan and this Agreement prior to the first vest date.
10.    Additional Company Provisions.

a)
Conditions on Obligations. The Company shall not be obligated to issue Shares upon vesting of the RSUs if the Company is advised by its legal counsel that such issuance would violate applicable U.S. or non-U.S. state or federal laws or regulations, including securities laws or exchange control regulations.

b)
Imposition of Other Requirements. The Company reserves the right to impose other requirements upon the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

c)
Amendments. The Company may at any time amend this Agreement, provided that no amendment that adversely impacts the rights of the Participant under this Agreement may be made without the Participant’s written consent.

d)
Committee Determinations. The Participant agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee or other administrator of the Plan as to the provisions of the Plan or this Agreement or any questions arising thereunder or hereunder.

e)
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

f)
Governing Law; Attorneys’ Fees. The RSUs and the provisions of this Agreement are governed by, and subject to, the laws of the State of Oregon. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of, and agree that such litigation shall exclusively be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this grant is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

g)
Section 409A. The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A of the Code is applicable to this Agreement and such benefits, the parties intend that this Agreement and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding any other provision of this Agreement or any other agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, any delivery or distribution contemplated under this Agreement will be made to a Participant who is a “specified employee” (as defined in the NIKE, Inc. Deferred Compensation Plan or any subsequent deferred compensation plan of the Company, as in effect from time to time) at the time of a “separation from service” (within the meaning of Section 409A of the Code) within thirty (30) days following the earlier of (i) the expiration of the six-month period following the Participant’s separation from service, and (ii) the Participant’s death, to the extent such delayed payment is otherwise required to avoid a prohibited distribution under Section 409A of the Code. For purposes of Section 409A of the Code, each payment or benefit payable pursuant to this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, this Agreement and the Plan may be amended by the Company at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or RSUs granted under this Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Participant or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

11.    Additional Participant Provisions

a)
No Right to Employment or Service. Nothing in the Plan or this Agreement shall (i) confer upon the Participant any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the Participant’s employment at will at any time, for any reason, with or without Cause, or to decrease the Participant’s compensation or benefits, or (ii) confer upon the Participant any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer. The determination of whether to grant any RSUs under the Plan is made by the Company in its sole discretion. The grant of the RSUs shall not confer upon the Participant any right to receive any additional RSUs or other award under the Plan or otherwise.

b)
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

c)
Transfer of Rights and Benefits; Successors. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Company’s successors and assigns. Subject to the restrictions on transfer of this Agreement, this Agreement shall be binding upon the Participant’s heirs, executors, administrators, successors and assigns.

12.    Appendices A and B. Notwithstanding any provisions in this Agreement, if the Participant is a resident of any country other than the United States, the grant of RSUs shall be subject to the special terms and conditions set forth in the Appendix A to this Agreement and any country-specific terms and conditions for the Participant’s country set forth in Appendix B to this Agreement. Moreover, if the Participant relocates outside of the United States to one of the countries included in Appendix B, or from one such country to another such country, the special terms and conditions for all non-U.S. participants and for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices A and B constitutes part of this Agreement.
13.    Complete Agreement. This Agreement, including the Appendices A and B, and the Plan constitute the entire agreement between the Participant and the Company, both oral and written, concerning the matters addressed herein, except with regard to the imposition of other requirements as described under Section 10(b) above, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.

APPENDIX A
TO THE

RESTRICTED STOCK UNIT AGREEMENT
SPECIAL TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
This Appendix A includes additional terms and conditions that govern RSUs for Participants residing outside of the United States. Capitalized terms not explicitly defined in this Appendix A but defined in the Agreement shall have the same definitions as in the Agreement.

1.    Nature of Grant. In accepting the RSUs, the Participant understands, acknowledges and agrees that:

1.1
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

1.2
the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

1.3	all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

1.4	the RSUs grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company;

1.5	the Participant is voluntarily participating in the Plan;

1.6	the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

1.7
the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

1.8
unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted for, or in connection with, any service the Participant may provide as a director of any parent or subsidiary corporation of the Company;

1.9	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

1.10
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the RSUs, the Participant agrees not to institute any claim against the Company, any parent or subsidiary corporation of the Company, including the Employer;

1.11
unless otherwise provided in the Plan or by the Company in its discretion, the Shares and benefits evidenced by this Agreement do not create any entitlement to have the Shares or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporation transaction affecting the Shares; and

1.12
neither the Company, the Employer nor any parent or other subsidiary corporation of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the Dividend Equivalent Payment or the subsequent sale of any Shares acquired upon vesting of the RSUs.

2.    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and any parent or subsidiary corporation for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to E*TRADE Corporate Financial Services, Inc. and any of its affiliated companies (“E*TRADE”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
Upon request of the Company or the Employer, the Participant agrees to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.
3.    Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
4.    Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the broker’s country, or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell, or attempt to sell, or otherwise dispose of Shares or rights to Shares (e.g., RSUs), or rights linked to the value of Shares, during such times as the he or she is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions, including the United States and the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the applicable Company Insider Trading Policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.
5.    Foreign Asset/Account Reporting Requirements. The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.

APPENDIX B
TO THE
RESTRICTED STOCK UNIT AGREEMENT
COUNTRY-SPECIFIC TERMS FOR NON-U.S. PARTICIPANTS

This Appendix B includes additional terms and conditions that govern RSUs for Participants residing and/or working in the countries below. Capitalized terms not explicitly defined in this Appendix B but defined in the Agreement shall have the same definitions as in the Agreement.
This Appendix B also includes information regarding certain issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2018. Such laws are often complex and change frequently. In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result.
By accepting the RSUs, the Participant agrees to comply with applicable laws associated with participation in the Plan. The Participant further acknowledges that if he or she has any questions regarding his or her responsibilities in this regard, the Participant will seek advice from his or her personal legal advisor, at his or her own cost, and further agrees that neither the Company, nor any parent or subsidiary corporation of the Company, including the Employer, will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws concerning the Participant's participation in the Plan.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, transfers employment and/or residency after the RSUs are granted or is considered resident of another country for local law purposes, the information contained herein may not be applicable to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.

ARGENTINA
Notifications
Securities Law Information. Shares of the Company are not publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. Exchange control regulations in Argentina are subject to frequent change. The Participant is solely responsible for complying with any applicable exchange control rules and should consult with his or her personal legal advisor prior to receiving proceeds from the sale of Shares acquired upon vesting of the RSUs, cash dividends or Dividend Equivalent Payments.

Foreign Asset/Account Reporting Information. If the Participant holds Shares (acquired upon vesting of the RSUs or otherwise) as of December 31, the Participant is required to report certain information regarding the Shares on his or her annual tax return.

AUSTRALIA
Terms and Conditions
Data Privacy. This provision supplements Section 2 of Appendix A:
The Company can be contacted at One Bowerman Drive, Beaverton OR, 97005, U.S.A. The Australian Employer can be contacted at NIKE Australia Pty. Ltd., 28 Victoria Crescent, PO Box 443, Abbotsford VIC 3067, Australia or Hurley Australia Pty. Ltd., 24 Cross Street, Brookvale NSW 2100, Australia, as applicable.
The Participant’s Data will be held in accordance with the Company’s privacy policy, a copy of which can be obtained by contacting the Company or the Australian Employer at the address listed above. The Company’s privacy policy contains, among other things, details of how the Participant can access and seek correction of Data held in connection with this Agreement.

The Participant understands and agrees that Data may be transferred to recipients located outside of Australia, including the United States and any other country where the Company has operations.
Breach of Law. Notwithstanding anything else in the Plan or the Agreement, the Participant will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in a general meeting for the purpose of overcoming any such limitation or restriction.
Australian Offer Document. The offer of RSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of RSUs to Australian resident employees, which will be provided to the Participant with the Agreement.
Notifications
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of the Participant.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
AUSTRIA
Notifications
Exchange Control Information. If the Participant holds Shares obtained through the Plan outside of Austria, the Employee must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not meet or exceed €30,000,000 or as of December 31 does not meet or exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. If quarterly reporting is required, the reports must be filed by the fifteenth day of the month following the last day of the respective quarter. The annual reporting date is as of December 31 and the deadline for filing the annual report is January 31 of the following year.
When Shares are sold, or cash dividends or Dividend Equivalent Payments are received, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Participant’s accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.
BELGIUM
Notifications
Foreign Asset/Account Reporting Information. Belgium residents are required to report any securities held (including Shares) or bank or brokerage accounts opened and maintained outside Belgium on their annual tax returns. In a separate report, Belgium residents are also required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. The Participant should consult his or her personal advisor to ensure compliance with applicable reporting obligations.
Stock Exchange Tax. From January 1, 2017, a stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as E*TRADE. The stock exchange tax likely will apply when the Shares are sold. The Participant should consult with his or her personal tax advisor for additional details on his or her obligations with respect to the stock exchange tax.
BRAZIL
Terms and Conditions

Compliance with Law. By accepting the RSUs, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the RSUs, the receipt of any dividends or any Dividend Equivalent Payments, and the sale of Shares issued upon vesting of the RSUs.
Labor Law Acknowledgement. By accepting the RSUs, the Participant agrees that he or she is (i) making an investment decision, (ii) the Shares will be issued to the Participant only if the vesting conditions are met, and (iii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to the Participant.
Notifications
Exchange Control Information. Brazilian residents are required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Quarterly reporting is required if such amount exceeds US$100,000,000. Assets and rights that must be reported include Shares issued upon vesting of the RSUs.
Tax on Financial Transaction (IOF). Repatriation of funds (e.g., sale proceeds) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from his or her participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.
CANADA
Terms and Conditions
Settlement of RSUs. Notwithstanding any discretion contained in the Plan, the grant of RSUs does not provide any right for the Participant to receive a cash payment. The RSUs are payable in Shares only.
Termination of Employment or Service. This provision replaces the third sentence of the first paragraph of Section 2 of the Agreement:
For purposes of the RSUs, except as provided in this Section 2, in the event of termination of the Participant's employment or service, the Participant's right to vest in the RSUs under the Plan, if any, will terminate and all unvested RSUs shall be forfeited on the date of termination; provided, however, that the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) may determine, in its sole discretion, that, if the Participant’s termination is due to any reason other than total disability or death (whether or not later found to be in invalid or in breach of employment laws where the Participant is providing services or the terms of the Participant’s employment or service agreement, if any), vesting will cease and all unvested RSUs shall be forfeited as of the date that is the earlier of: (1) the date the Participant’s employment or service relationship is terminated, (2) the date the Participant receives notice of termination of employment or service, or (3) the date the Participant is no longer actively employed by or in the service regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law).
The following provisions will apply if the Participant is a resident of Quebec:
French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy. This provision supplements Section 2 of Appendix A:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any parent or subsidiary corporation of the Company and the Committee to disclose and discuss the RSUs with their advisors. The Participant further authorizes the Company and any parent or subsidiary corporation of the Company to record such information and to keep such information in the Participant’s employee file.

Notifications
Securities Law Information. The Participant will not be permitted to sell or otherwise dispose of the Shares acquired under the Plan within Canada. The Participant will be permitted to sell or dispose of any Shares only if such sale or disposal takes place outside of Canada through the facilities of the stock exchange on which the Shares are traded (i.e., the New York Stock Exchange).
Foreign Asset/Account Reporting Information. If the total value of the Participant’s foreign property exceeds C$100,000 at any time during the year, the Participant must report all of his or her foreign property on Form T1135 (Foreign Income Verification Statement) by April 30 of the following year. Foreign property includes Shares acquired under the Plan and may include the RSUs. The RSUs must be reported--generally at a nil cost--if the $100,000 cost threshold is exceeded because of other foreign property the Participant holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at vesting, but if the Participant owns other shares, this ACB may have to be averaged with the ACB of the other shares. The Participant should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.
CHILE
Notifications
Securities Law Information. The offer of the RSUs constitutes a private offering in Chile effective as of the Grant Date. The offer of the RSUs is made subject to general ruling n° 336 of the Chilean Superintendence of Securities and Insurance (“SVS”).  The offer refers to securities not registered at the securities registry or at the foreign securities registry of the SVS, and, therefore, such securities are not subject to oversight of the SVS.  Given that the RSUs are not registered in Chile, the Company is not required to provide information about the RSUs or the Shares in Chile. Unless the RSUs and/or the Shares are registered with the SVS, a public offering of such securities cannot be made in Chile.

Ley de valoes. La oferta de las Unidades de Acciones Restringidas se considera una oferta privada in Chile efectiva a partir de la Fecha de la Concesión.  La oferta de las Unidades de Acciones Restringidas se hace sujeta a la regla general no. 336 de la Superintendencia de Valores y Seguros Chilena (“SVS”).  La oferta se refiere a valores no inscritos en el registro de valores o en el registro de valores extranjeros de la SVS y, por lo tanto, tales valores no están sujetos a la fiscalización de ésta.  Dado que las Unidades de Acciones Restringidas no están registradas en Chile, no se requiere que la Compañía provea información sobre las Unidades de Acciones Restringidas o Acciones Bursátiles en Chile.  Salvo que las Unidades de Acciones Restringidas y/o acciones estén registradas con la SVS, no puede hacerse una oferta pública de tales valores en Chile.
Exchange Control Information. The Participant is not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends or Dividend Equivalent Payments. However, if the Participant decides to repatriate such funds, the Participant must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Participant must report the payment to a commercial bank or registered foreign exchange office receiving the funds.
If the Participant’s aggregate investments held outside of Chile meets or exceeds US$5,000,000 (including the Shares or cash proceeds obtained under the Plan), the Participant must report the investments quarterly to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.
Please note that exchange control regulations in Chile are subject to change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations that the Participant may have prior to vesting in the RSUs or receiving proceeds from the sale of acquired upon vesting of the RSUs, cash dividends or Dividend Equivalent Payments.
Annual Tax Reporting Obligation. The Chilean Internal Revenue Service (“CIRS”) requires Chilean residents to report the details of their foreign investments on an annual basis. Foreign investments include Shares acquired under the Plan. Further, if the Participant wishes to receive a credit against his or her Chilean income taxes for any taxes paid abroad, the Participant must also report the payment of taxes abroad to the CIRS. These reports must be submitted electronically through the CIRS website at www.sii.cl in accordance with applicable deadlines. In addition, Shares acquired upon settlement of the RSUs must be registered with the CIRS’s Foreign Investment Registry.
CHINA
Terms and Conditions

The following provisions apply to People’s Republic of China (“PRC”) nationals and any other individuals who are subject to exchange control requirements in China, as determined by the Company in its sole discretion.
Settlement of Restricted Stock Units and Sale of Shares. The Participant agrees to maintain any Shares the Participant obtains upon vesting in an account with the designated Plan broker prior to sale. Further, if deemed necessary or advisable by the Company, the Participant agrees to immediately sell all Shares issued upon vesting of the RSUs or within such period upon termination of the Participant’s status as a service provider as determined by the Company. The Participant agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization without further consent) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Participant agrees to sign any forms and/or consents required by the Company’s broker to effectuate the sale of Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price.
Upon the sale of the Shares, the Company agrees to pay the Participant the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The Participant acknowledges that the Participant is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the Agreement.
Exchange Control Requirements. The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required to immediately repatriate the sale proceeds, and cash dividends paid on such Shares and any Dividend Equivalent Payments to China. The Participant further understands that, under local law, such repatriation of his or her proceeds may need to be effectuated through a special exchange control account established by the Company, any parent or subsidiary corporation of the Company, including the Employer, and the Participant hereby consents and agrees that any proceeds may be transferred to such special account prior to being delivered to the Participant.
Proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Participant in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in China (if he or she has not already done so) and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. If the proceeds are paid to the Participant in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Additional Restrictions. The RSUs will not vest and the Shares will not be issued at vesting unless the Company determines that such vesting and the issuance and delivery of Shares complies with all relevant provisions of law. Further, the Company is under no obligation to vest the RSUs and/or issue Shares if the Company’s SAFE approval becomes invalid or ceases to be in effect by the time the Participant vests in the RSUs.
Notifications
Exchange Control Information. Chinese residents may be required to report to the State Administration of Foreign Exchange all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents.
CZECH REPUBLIC
Notifications
Exchange Control Information. The Czech National Bank may require the Participant to fulfill certain notification duties in relation to the RSUs and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, the Participant should consult with his or her personal legal advisor prior to the vesting of the RSUs and the sale of Shares to ensure compliance with current regulations. It is the Participant’s responsibility to comply with any applicable Czech exchange control laws.
FRANCE
Terms and Conditions

French RSU Sub-Plan. The RSUs are intended to qualify for the special tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and are subject to the provisions below and the Rules of the NIKE, Inc. Stock Incentive Plan for Restricted Stock Units Granted to Participants in France (the “French RSU Sub-Plan”), which has been provided to the Participant and is incorporated herein. The Company does not undertake to maintain the qualified status of the RSUs and the Participant will not be entitled to damages of any nature whatsoever if the RSUs become disqualified. Capitalized terms not defined herein will have the same meanings as set forth in the French RSU Sub-Plan and the Agreement.
Vesting Schedule. This provision supplements Section 1 of the Agreement:
Notwithstanding the vesting schedule set forth in Section 1 of the Agreement, the RSUs will not vest and the underlying Shares will not be delivered to the Participant prior to the expiration of any specific period calculated from the Grant Date as may be required to comply with the minimum mandatory vesting period applicable to French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or under the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the special tax and social security treatment in France. The applicable minimum mandatory vesting period currently is one year from the Grant Date.
Termination Due to Death. This provision supplements Section 2 of the Agreement:
Notwithstanding anything to the contrary in Section 2 of the Agreement or in the Plan, in the case of the Participant’s death, the Shares subject to unvested RSUs will vest only if the Participant’s heir or heirs request the delivery of the Shares subject to the RSUs within a period of six months following the Participant’s death. If a timely request is made, the RSUs will be settled in Shares as soon as practicable following the request. If no such request is made within six months following the Participant’s death, the RSUs will be forfeited.
Mandatory Holding Period. Notwithstanding anything to the contrary in the Agreement or in the Plan, any Shares issued to the Participant upon settlement of the RSUs must be held (and cannot be sold or transferred) until the expiration of a period which currently shall not be less than two years from the Grant Date, or such other period as is required to comply with the minimum mandatory holding period applicable to French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or under the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the special tax and social security treatment in France; provided, however, that this mandatory holding period will not apply in the event the Participant dies or terminates due to Disability (as defined in the French RSU Sub-Plan). In order to enforce this provision, the Company may, in its discretion, issue appropriate “stop transfer” instructions to its transfer agent or hold the Shares until the expiration of the mandatory holding period set forth above. Such Shares may be held by the Company, a transfer agent designated by the Company or with a broker designated by the Company.
Closed Periods. Notwithstanding the mandatory holding period and even after such holding period has expired, any Shares acquired upon vesting of the RSUs may not be sold during certain Closed Periods as provided for and defined by Section L. 225-197-1 of the French Commercial Code, as amended, and by the French RSU Sub-Plan, for so long as and to the extent that the Closed Periods are applicable to the Shares underlying French-Qualified RSUs granted by the Company.
Language Consent. By accepting the RSUs, the Participant confirms having read and understood the documents relating to this grant (the Plan, the Agreement and the Appendices) which were provided in English language. The Participant accepts the terms of those documents accordingly.
En acceptant l’attribution (RSUs), le Participant confirme ainsi avoir reçu lu et compris les documents relatifs à cette attribution (le Plan, le Contrat et les Annexes) qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.
Notifications
Foreign Asset/Account Reporting Information. French residents are required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing their annual tax returns. The Participant should consult his or her personal advisor to ensure compliance with applicable reporting obligations.

GERMANY
Notifications
Exchange Control Information. If the Participant receives cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) or the receipt of any dividends or Dividend Equivalent Payments, such payment must be reported monthly to the Deutsche Bundesbank (the German Federal Bank). The Participant is responsible for the reporting obligation and should file the report electronically by the fifth day of the month following the month in which the payment is made. A copy of the report (Allgemeine Meldeportal Statistik) can be accessed via the Deutsche Bundesbank’s website at www.bundesbank.de and is available in both German and English.

GREECE
There are no country-specific provisions.
HONG KONG
Terms and Conditions
Settlement of RSUs. Notwithstanding any discretion contained in the Plan, the grant of RSUs does not provide any right for the Participant to receive a cash payment. The RSUs are payable in Shares only.
Sale Restriction. Shares received at vesting are accepted as a personal investment. Notwithstanding anything contrary in the Agreement or the Plan, in the event the RSUs vest and Shares are issued to the Participant within six months of the Grant Date, the Participant agrees that the Participant will not offer to the public or otherwise dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.
Notifications
Securities Law Information: Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of this document, he or she should obtain independent professional advice. The RSUs and Shares acquired upon vesting of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, or any parent or subsidiary corporation. The Plan, the Agreement, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The RSUs is intended only for the personal use of each eligible employee of the Employer, the Company or any parent or subsidiary corporation of the Company and may not be distributed to any other person.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
INDIA
Notifications
Exchange Control Information. Indian residents are required to repatriate to India all proceeds received from the sale of Shares within 90 days of receipt and any dividends or Dividend Equivalent Payments within 180 days of receipt, or within such other period of time as may be required under applicable regulations. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.
Foreign Asset/Account Reporting Information. The Participant is required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in the Participant’s annual tax return. The Participant is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor in this regard.

INDONESIA
Notifications
Exchange Control Information. Indonesian residents must provide the Indonesian central bank, Bank Indonesia, with information on foreign exchange activities on an online monthly report no later than the fifteenth day of the following month.
In addition, if the Participant remits proceeds from the sale of Shares or dividends or Dividend Equivalent Payments into Indonesia, the Indonesian Bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. Although the bank through which the transaction is made is required to make the report, the Participant must complete a “Transfer Report Form.” For transactions of US$10,000 or more, a description of the transaction must be included in the report.
IRELAND
Notifications
Director Notification Obligation. Directors, shadow directors and secretaries of the Company’s Irish parent or subsidiary corporation whose interest in the Company represents more than 1% of the Company’s voting share capital are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish parent or subsidiary corporation in writing of their interest in the Company (e.g., RSUs, Shares, etc.), if the Participant becomes aware of the event giving rise to the notification requirement, or if the Participant becomes a director or secretary if such an interest exists at that time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

ISRAEL

Terms and Conditions

Settlement of RSUs. Due to local requirements, notwithstanding anything to the contrary in the Agreement or the Plan, the Participant will not receive any Shares upon settlement of the RSUs. Instead, the Participant will receive a cash payment equal to the fair market value of the number of Shares that vested pursuant to the RSUs on the applicable vesting date. The Company reserves the right to provide the Participant with other methods of settlement depending on the development of local law.

ITALY
Terms and Conditions
Data Privacy Notice. This provision replaces Section 2 of Appendix A:
The Participant understands that the Company and the Employer as a data processor of the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company or any parent or subsidiary corporation, details of all RSUs or any other entitlement to Shares of stock awarded, cancelled, vesting, vested, unvested or outstanding in the Participant’s favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (collectively, “Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and legislation.
The Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Participant’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Participant understands that Personal Data will not be publicized, but it may be accessible by the Employer as a data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Personal Data will be transferred to E*TRADE Corporate Financial Services, Inc. and any of its affiliated companies (“E*TRADE”) in which is assisting the Company with the management and administration of the Plan. The Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Participant further understands that the Company and any parent or subsidiary corporation will transfer Personal Data amongst themselves and to E*TRADE as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, including countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its content, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights the Participant should address the Data Controller as defined in the employee privacy policy. Furthermore, the Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.
Plan Document Acknowledgment. By accepting the RSUs, the Participant acknowledges that he or she has received a copy of the Plan, the Agreement (including the Appendices) and has reviewed the Plan and the Agreement in their entirety and fully accepts all provisions thereof. The Participant further acknowledges that he or she has read and specifically and expressly approves (a) the following provisions of the Agreement: Section 2: Termination of Employment or Service; Section 3: Rights as a Shareholder; Section 4: Clawback; Section 5: Delivery; Section 7: Responsibility for Taxes; Section 10: Additional Company Provisions; and (b) the following provisions of Appendix A: (i) Section 1: Nature of Grant; (ii) Section 3: Language; and (iii) all provisions for Italy in this Appendix.
Notifications
Foreign Asset/Account Reporting Information. If the Participant holds investments abroad or foreign financial assets (e.g., cash, Shares, RSUs) that may generate income taxable in Italy, the Participant is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Participant if the Participant is the beneficial owner of the investments, even if the Participant does not directly hold investments abroad or foreign assets.
Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Such tax is currently levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year. No tax payment duties arise if the value of the foreign assets held abroad does not exceed €6,000.
JAPAN
Notifications
Foreign Asset/Account Reporting Information. The Participant is required to report details of any assets (including any Shares acquired under the Plan) held outside of Japan as of December 31 each year, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 of the following year. The Participant is advised to consult with his or her personal tax advisor as to whether the reporting obligation applies and whether the Participant will be required to report details of any RSUs or Shares he or she holds.

KOREA
Notifications
Exchange Control Information. Korean residents who realize US$500,000 or more from the sale of Shares or the receipt of any dividends or Dividend Equivalent Payments in a single transaction before July 18, 2017 are required to repatriate the proceeds to Korea within three years of receipt.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end during the calendar year.
MALAYSIA
Terms and Conditions
Data Privacy. This provision replaces Section 2 of Appendix A:

The Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Plan participation materials by and among, as applicable, the Employer, the Company and any parent or affiliate corporation or any third parties authorized by same in assisting in the implementation, administration and management of the Participant’s participation in the Plan.
The Participant may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of the Participant’s participation in the Plan, details of all RSUs or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Peserta dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian ini dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan syarikat induk dan perbadanan sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan tersebut.
Sebelum ini, Peserta mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentangPeserta, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, alamat emel, tarikh lahir, insurans sosial, nombor pasport atau pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Peserta dalam Pelan tersebut, butir-butir semua Unit Saham Terbatas atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum diselesaikan bagi faedah Peserta (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

The Participant also authorizes any transfer of Data, as may be required, to E*TRADE Corporate Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon vesting and settlement of the RSUs are deposited. The Participant acknowledges that these recipients may be located in his or her country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Participant’s country, which may not give the same level of protection to Data. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Participant’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details are Mari McBurney, 30 Pasir Panjang Rd #10-31/32, 117440, Singapore; +65 6216 7812; mari.mcburney@nike.com. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the consent, his or her employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant future RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

The Participant also authorizes any transfer of Data, as may be required, to E*TRADE Corporate Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon vesting and settlement of the RSUs are deposited. The Participant acknowledges that these recipients may be located in his or her country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Participant’s country, which may not give the same level of protection to Data. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Participant authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Participant’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details are Mari McBurney, 30 Pasir Panjang Rd #10-31/32, 117440, Singapore; +65 6216 7812; mari.mcburney@nike.com. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the consent, his or her employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant future RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

Director Notification Obligation. If the Participant is a director of the Company’s Malaysian subsidiary, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary in writing when the Participant receives or disposes of an interest (e.g., RSUs, Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
Terms and Conditions
No Entitlement or Claims for Compensation. The following provision supplements Section 1 of Appendix A:
By accepting the RSUs, the Participant understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at One Bowerman Drive, Beaverton OR, 97005, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and, in the Participant’s case, the acquisition of Shares does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis, nor does it establish any rights between the Participant and the Employer.
Plan Document Acknowledgment. By accepting the RSUs, the Participant acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by accepting the RSUs, the Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 1 of Appendix A, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any parent or subsidiary corporation are not responsible for any decrease in the value of the Shares underlying the RSUs.
Finally, the Participant hereby declares that he or she does do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and any parent or subsidiary corporation with respect to any claim that may arise under the Plan.
Spanish Translation
Renuncia de Derecho o Demandas para Compensación. Estas disposiciones complementan el Apartado 1 en el Apéndice A :
Al aceptar las Unidades de Acciones Restringidas (las “RSUs,” por sus siglas en Inglés), el Participante manifiesta que entiende y está de acuerdo de que cualquier modificación del Plan o del Acuerdo o la terminación de los mismos no constituye un cambio o desmejora de los términos y condiciones de empleo.
Declaración de Política. La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en One Bowerman Drive, Beaverton OR, 97005, EE.UU., es la única responsable por la administración del Plan y la participación en el mismo y, en el caso del Participante, la adquisición de Acciones no establece, de forma alguna, una relación de trabajo entre el Participante y la Compañía, ya que la participación en el Plan por parte del Participante es completamente comercial, así como tampoco establece ningún derecho entre el Participante y el Empleador.
Reconocimiento del Documento del Plan. Al aceptar las RSUs, el Participante reconoce que ha recibido copias del Plan, que ha revisado el Plan y el Acuerdo en su totalidad y que entiende y acepta todas las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al aceptar las RSUs, el Participante reconoce que ha leído y que aprueba específica y expresamente los términos y condiciones contenidos en el Apartado 1 en el Apéndice A, en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía así como cualquier sociedad controlante o corporación subsidiaria no son responsables por cualquier disminución en el valor de las Acciones en relación con las RSUs.
Finalmente, el Participante declara por la presente que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y, por lo tanto, otorga el más amplio finiquito al Empleador, así como a la Compañía y cualqiuer sociedad controlante o corporación subsidiaria con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
NETHERLANDS
Terms and Conditions

Labor Law Acknowledgment. By accepting the RSUs, the Participant acknowledges that the RSUs are intended as an incentive for the Participant to remain employed with the Employer and are not intended as remuneration for labor performed.
PHILIPPINES
Notifications
Securities Law Information. The Participant acknowledges that he or she is permitted to sell Shares acquired under the Plan through the designated Plan broker appointed by the Company (or such other broker to whom the Participant may transfer the Shares), provided that such sale takes place outside of the Philippines through the facilities of New York Stock Exchange on which the Shares are listed.
POLAND
Notifications
Exchange Control Information. If the Participant holds foreign securities (including Shares) and maintains accounts abroad (including any brokerage account), the Participant may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash (calculated individually or together with all other assets/liabilities) held in such foreign accounts exceeds PLN 7 million, the Participant must file reports on the transactions and balances of the accounts on a quarterly basis. Further, any fund transfers in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) into or out of Poland must be effected through a bank in Poland. Polish residents are required to store all documents related to foreign exchange transactions for a period of five years.
PORTUGAL
Terms and Conditions
Language Consent. The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.
O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).
Notifications
Exchange Control Information. If the Participant holds Shares upon vesting of the RSUs, the acquisition of Shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Participant’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, the Participant is responsible for submitting the report to the Banco de Portugal.
RUSSIA

Terms and Conditions

U.S. Transaction and Sale Restrictions. Any Shares issued upon vesting of the RSUs shall be delivered to the Participant through a brokerage account in the U.S. The Participant may hold the Shares in his or her brokerage account in the U.S.; however, in no event will the Shares issued to the Participant and/or share certificates or other instruments be delivered to the Participant in Russia. The Participant is not permitted to make any public advertising or announcements regarding the RSUs or Shares in Russia, or promote these Shares to other Russian legal entities or individuals, and the Participant is not permitted to sell or otherwise dispose of the Shares directly to other Russian legal entities or individuals. The Participant is permitted to sell Shares only on the New York Stock Exchange and only through a U.S. broker.

Notifications
Securities Law Information. The Appendices, the Agreement, the Plan and all other materials that the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
Exchange Control Information. Under exchange control regulations, within a reasonably short time after sale of the Shares acquired upon vesting of the RSUs or the receipt of Dividend Equivalent Payments, the Participant is required to repatriate such funds received in connection with the Plan to the Participant’s bank account in Russia prior to using those proceeds for any purpose including reinvestment. Such proceeds must be initially credited to the Participant through a foreign currency account at an authorized bank in Russia. After the proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.
However, starting January 1, 2018, cash proceeds from the sale of Shares listed on a foreign exchange on the legally approved list (e.g., the New York Stock Exchange) also can be paid directly to the Participant’s foreign bank account opened with a bank located in Organisation for Economic Cooperation Development (“OECD”) or Financial Action Task Force (“FATF”) countries. Further, the repatriation requirement does not apply to dividends paid on Shares, which can be deposited directly into a foreign bank or brokerage account opened with a foreign brokerage firm or bank located in OECD or FATF countries.
Labor Law Information. If the Participant continues to hold Shares acquired at settlement of the RSUs after an involuntary termination as a service provider, the Participant will not be eligible to receive unemployment benefits in Russia.
Anti-Corruption Legislation Information. Individuals holding public office in Russia, as well as their spouses and dependent children, may be prohibited from opening or maintaining a foreign brokerage or bank account and holding any securities, whether acquired directly or indirectly, in a foreign company (including Shares acquired under the Plan). The Participant is strongly advised to consult with his or her personal legal advisor to determine whether the restriction applies to the Participant.
SINGAPORE
Notifications
Securities Law Information. The RSUs were granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that his or her RSUs are subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the RSUs unless such sale or offer in Singapore is made (i) after six months from the Grant Date, (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the condition of, any other applicable provisions of the SFA.
Chief Executive Officer and Director Notification Obligation. If the Participant is the chief executive officer, a director, associate director or shadow director of a Singapore parent or subsidiary corporation of the Company, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean parent or subsidiary corporation in writing when the Participant receives an interest (e.g., RSUs, Shares) in the Company or any related companies. In addition, the Participant must notify the Singapore parent or subsidiary corporation when the Participant sells Shares of the Company or any related company (including when the Participant sells Shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Participant’s interests in the Company or any related company within two business days of becoming the chief executive officer or a director.
SOUTH AFRICA
Terms and Conditions
Securities Law Acknowledgement. In compliance with South African Securities Law, the Participant acknowledges that he or she has been notified that the documents listed below are available for review online as follows:
1.    a copy of the Company’s most recent Annual Report (Form 10-K), and
2.    a copy of the Company’s most recent Plan Prospectus.
The Participant acknowledges that he or she may have copies of the above documents provided to him or her, at no charge, on request on the Company’s website at http://investors.nike.com.

Responsibility for Taxes. The following provision supplements Section 7 of the Agreement:
By accepting the RSUs, the Participant agrees that, immediately upon vesting of the RSUs, he or she will notify the Employer of the amount of any gain realized. If the Participant fails to advise the Employer of the gain realized upon vesting, he or she may be liable for a fine. The Participant will be solely responsible for paying any difference between the actual tax liability and the amount withheld.
Notifications
Exchange Control Information. The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa, as such regulations are subject to frequent change. The Participant is responsible for ensuring compliance with all exchange control laws in South Africa.
SPAIN
Terms and Conditions
Nature of Grant. This provision supplements Section 1 of Appendix A:
In accepting the RSUs, the Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.
The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant stock RSUs under the Plan to individuals who may be employees of the Company or a parent or subsidiary corporation throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company, the Employer, or any parent or subsidiary corporation. Consequently, the Participant understands that the RSUs are granted on the assumption and condition that the RSUs and any Shares acquired upon vesting of the RSUs are not part of any employment contract (either with the Company, the Employer, or any parent or subsidiary corporation) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the RSUs and the underlying Shares is unknown and unpredictable. In addition, the Participant understands that the RSUs would not be granted to the Participant but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the RSUs shall be null and void.
The RSUs are a conditional right to Shares and can be forfeited in the case of, or affected by, the Participant’s termination of service or employment. This will be the case, for example, even if (1) the Participant is considered to be unfairly dismissed without good cause; (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates employment or service due to a change of work location, duties or any other employment or contractual condition; (4) the Participant terminates employment or service due to unilateral breach of contract of the Company, the Employer, or any parent or subsidiary corporation; or (5) the Participant’s employment or service terminates for any other reason whatsoever, except for reasons specified in the Agreement. Consequently, upon termination of the Participant’s employment or service for any of the reasons set forth above, the Participant may automatically lose any rights to the unvested RSUs granted to him or her as of the date of the Participant’s termination of employment, as described in the Plan and the Agreement.
Notifications
Exchange Control Information. The Participant must declare the acquisition of Shares to the Dirección General de Comercial e Inversiones (the “DGCI”) of the Ministerio de Economia for statistical purposes. The Participant must also declare ownership of any Shares by filing a D-6 form with the DGCI each January while the Shares are owned. In addition, if the Participant wishes to import the ownership title of any Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGCI.
Further, the Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
Securities Law Information. The grant of RSUs and the Shares issued pursuant to the vesting of the RSUs are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.

Foreign Asset/Account Reporting Information. To the extent that the Participant holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Participant will be required to report information on such assets on his or her tax return (tax form 720) for such year. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than €20,000.
SRI LANKA
Terms and Conditions
Settlement of RSUs. Due to local regulatory requirements, notwithstanding anything to the contrary in the Agreement or the Plan, the Participant will not receive any Shares upon settlement of the RSUs. Instead, the Participant will receive a cash payment equal to the fair market value of the number of Shares that vested pursuant to the RSUs on the applicable vesting date. The Company reserves the right to provide the Participant with other methods of settlement depending on the development of local law.
SWEDEN
There are no country-specific provisions.
SWITZERLAND
Notifications
Securities Law Information. The grant of the RSUs is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland. Neither this document nor any other material related to the RSUs constitutes a prospectus as such term is understood pursuant to Article 652a of the Swiss Code of Obligations, and neither this document nor any other materials related to the RSUs may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the RSUs has been or will be filed with, approved, or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).
TAIWAN
Terms and Conditions
Data Privacy. The following provisions supplement Section 2 of Appendix A:
The Participant hereby acknowledges that he or she has read and understood the terms regarding collection, processing and transfer of Data contained in this Appendix and by participating in the Plan, the Participant agree to such terms. In this regard, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands he or she will not be able to participate in the Plan if the Participant fails to execute any such consent or agreement.
Notifications
Securities Law Information. The RSUs and the underlying Shares are available only for certain employees of the Company, the Employer and other parent or subsidiary corporations. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.
Exchange Control Information. The Participant may acquire and remit foreign currency (including proceeds from the sale of Shares and the receipt of any dividends or Dividend Equivalent Payments) into Taiwan up to US$5,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the handling bank.
If the transaction amount is US$500,000 or more, the Participant may be required to provide additional supporting documentation to the satisfaction of the bank. The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND
Notifications
Exchange Control Information. When the Participant sells Shares issued upon vesting of the RSUs or receives dividends or Dividend Equivalent Payments, the Participant must repatriate all cash proceeds to Thailand and then convert such proceeds to Thai Baht within 360 days of repatriation. If the amount of the Participant’s proceeds is US$50,000 or more, the Participant must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If the Participant fails to comply with these obligations, the Participant may be subject to penalties assessed by the Bank of Thailand.
The Participant should consult his or her personal advisor prior to taking any action with respect to remittance of cash proceeds into Thailand. The Participant is responsible for ensuring compliance with all exchange control laws in Thailand.
TURKEY
Notifications
Securities Law Information. By accepting the RSUs, the Participant understands and agrees that he or she is not permitted to sell any Shares acquired under the Plan in Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “NKE” and the Shares may be sold through this exchange.
Exchange Control Information. The Participant likely will be required to engage a Turkish financial intermediary to assist with the sale of Shares acquired under the Plan. While the Participant should not need to engage a Turkish financial intermediary with respect to the acquisition of such Shares (as no consideration is paid), this is less certain. As the Participant is solely responsible for complying with the financial intermediary requirements and because the application of the requirements to participation in the Plan is uncertain, the Participant should consult his or her personal legal advisor prior to the vesting of the RSUs or any sale of Shares to ensure compliance.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. The offer of RSUs under the Plan is made only to certain employees who meet the eligibility requirements in the Plan, and constitutes an “exempt personal offer” of equity incentives to employees in the United Arab Emirates. The Agreement, the Plan, and other incidental communication materials are intended for distribution only to employees and must not be delivered to, or relied on, by any other person.
The Emirates Securities and Commodities Authority and/or the Central Bank have no responsibility for reviewing or verifying any documents in connection with this statement. The Ministry of Economy, the Dubai Department of Economic Development, the Emirates Securities and Commodities Authority, Central Bank and the Dubai Financial Securities Authority, depending on the employee’s location in the United Arab Emirates, have not approved this statement, the Plan, the Agreement or any other documents the Participant may receive in connection with the RSUs or taken steps to verify the information set out therein, and have no responsibility for such documents.
If the Participant does not understand the contents of the Agreement or the Plan, the Participant should consult his or her personal financial advisor.
UNITED KINGDOM
Terms and Conditions
Settlement of RSUs. Notwithstanding any discretion contained in the Plan, the grant of RSUs does not provide any right for the Participant to receive a cash payment. The RSUs are payable in Shares only.
Responsibility for Taxes. The following provision supplements Section 7 of the Agreement:
Without limitation to Section 7 of the Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan. In this case, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and employee national insurance contributions (“NICs”) may be payable. The Participant agrees to report and pay any income tax due on this additional benefit directly to HMRC under the self-assessment regime and to pay the Employer for the value of the employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in Section 7 of the Agreement.

VIETNAM
Terms and Conditions
Settlement of RSUs. Due to local regulatory requirements, notwithstanding anything to the contrary in the Agreement or the Plan, the Participant will not receive any Shares upon settlement of the RSUs. Instead, the Participant will receive through local payroll a cash payment equal to the fair market value of the number of Shares that vested pursuant to the RSUs on the applicable vesting date. The Company reserves the right to provide the Participant with other methods of settlement depending on the development of local law.